Exhibit 5.1

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300 East Lombard Street, 18th Floor
Baltimore, MD 21202-3268
TEL 410.528.5600
FAX 410.528.5650
www.ballardspahr.com

July 2, 2012

Ramco-Gershenson Properties Trust
31500 Northwestern Highway
Suite 300
Farmington Hills, Michigan  48334

Re:
Ramco-Gershenson Properties Trust, a Maryland real estate investment trust (the “Company”) – Registration Statement on Form S-8 pertaining to up to Two Million (2,000,000) common shares of beneficial interest of the Company (“Common Shares”), par value $0.01 per share (the “Shares”), to be issued pursuant to the Company’s 2012 Omnibus Long-Term Incentive Plan (the “Plan”)

Ladies and Gentlemen:

We have acted as Maryland real estate investment trust counsel to the Company in connection with the registration of the Shares under the Securities Act of 1933, as amended (the “Act”), by the Company pursuant to a Registration Statement on Form S-8 filed or to be filed with the Securities and Exchange Commission (the “Commission”) on or about the date hereof (the “Registration Statement”).  You have requested our opinion with respect to the matters set forth below.

In our capacity as Maryland real estate investment trust counsel to the Company and for the purposes of this opinion, we have examined originals, or copies certified or otherwise identified to our satisfaction, of the following documents (collectively, the “Documents”):

(i)
the declaration of trust of the Company (the “Declaration of Trust”) represented by Articles of Amendment and Restatement filed with the State Department of Assessments and Taxation of Maryland (the “Department”) on October 2, 1997, Articles Supplementary filed with the Department on October 2, 1997 and Articles of Merger filed with the Department on December 18, 1997 and December 31, 1997, a Certificate of Correction filed with the Department on April 23, 2002, Articles Supplementary filed with the Department on November 8, 2002, Articles Supplementary filed with the Department on June 1, 2004, Articles Supplementary filed with the Department on June 9, 2005, Articles of Amendment filed with the Department on June 9, 2005, Articles Supplementary filed with the Department on December 12, 2007, Articles Supplementary filed with the Department on April 2, 2009, Articles Supplementary filed with the Department on September 8, 2009, Articles of Amendment filed with the Department on June 9, 2010, Articles of Restatement filed with the Department on June 9, 2010, Articles of Amendment filed with the Department on April 5, 2011, Articles Supplementary filed with the Department on April 5, 2011 and Articles Supplementary filed with the Department on April 28, 2011;

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BALLARD SPAHR LLP

Ramco-Gershenson Properties Trust
July 2, 2012

(ii)	the Amended and Restated Bylaws of the Company, adopted as of February 23, 2012 (the “Bylaws”);

(iii)	the Written Consent of Trustees in Lieu of Organization Meeting, dated as of October 2, 1997 (the “Organizational Resolutions”);

(iv)	resolutions adopted by the Board of Trustees of the Company (the “Board of Trustees”) as of May 7, 2012, which, among other things, authorized the issuance of the Shares (the “Trustees’ Resolutions”);

(v)	the Plan;

(vi)	the Registration Statement in substantially the form filed or to be filed with the Commission pursuant to the Act;

(vii)
a certificate of Dennis E. Gershenson, President and Chief Executive Officer of the Company, and Frederick A. Zantello, Executive Vice President of the Company, dated as of a recent date (the “Officers’ Certificate”), to the effect that, among other things, the Declaration of Trust, the Bylaws, the Organizational Resolutions and the Trustees’ Resolutions are true, correct and complete, have not been rescinded or modified and are in full force and effect on the date of the Officers’ Certificate;

(viii)
a status certificate of the Department, dated as of a recent date, to the effect that the Company is duly formed and existing under the laws of the State of Maryland and is duly authorized to transact business in the State of Maryland; and

(ix)	such other laws, records, documents, certificates, opinions and instruments as we have deemed necessary to render this opinion, subject to the limitations, assumptions and qualifications noted below.

BALLARD SPAHR LLP

Ramco-Gershenson Properties Trust
July 2, 2012

In reaching the opinion set forth below, we have assumed the following:

(a)	each person executing any of the Documents on behalf of a party (other than the Company) is duly authorized to do so;

(b)	each natural person executing any of the Documents is legally competent to do so;

(c)
any of the Documents submitted to us as originals are authentic; the form and content of any Documents submitted to us as unexecuted drafts do not differ in any respect relevant to this opinion from the form and content of such documents as executed and delivered; any of the Documents submitted to us as certified or photostatic copies conform to the original documents; all signatures on all of the Documents are genuine; all public records reviewed or relied upon by us or on our behalf are true and complete; there has been no modification of, or amendment to, any of the Documents, and there has been no waiver of any provision of any of the Documents by action or omission of the parties or otherwise;

(d)	the Officers’ Certificate and all other certificates submitted to us are true and correct both when made and as of the date hereof;

(e)
at all times from and after their date of issuance through the date of issuance of the Shares subsequent to the date hereof, all shares of beneficial interest of the Company (including the Shares) constitute, and will constitute, “transferable shares” under Section 856(a)(2) of the Internal Revenue Code of 1986, as amended;

(f)
none of the Shares issued subsequent to the date hereof will be issued or transferred in violation of the provisions of Article VII of the Declaration of Trust relating to restrictions on ownership and transfer of Common Shares of the Company;

(g)
none of the Shares issued subsequent to the date hereof will be issued and sold to an Interested Stockholder of the Company or an Affiliate thereof, all as defined in Subtitle 6 of Title 3 of the Maryland General Corporation Law (the “MGCL”), in violation of Section 3-602 of the MGCL; and

(h)
upon issuance of any of the Shares subsequent to the date hereof, the total number of Common Shares of the Company issued and outstanding will not exceed the total number of Common Shares of the Company that the Company is authorized to issue under its Declaration of Trust.

BALLARD SPAHR LLP

Ramco-Gershenson Properties Trust
July 2, 2012

Based on the foregoing, and subject to the assumptions and qualifications set forth herein, it is our opinion that, as of the date of this letter:

1)	The Company has been duly formed and is validly existing as a real estate investment trust in good standing under the laws of the State of Maryland.

2)
The Shares have been generally authorized for issuance pursuant to the Plan and if, as and when the Shares are issued either upon the exercise of options or as awards of restricted shares or unrestricted shares, or in respect of share appreciation rights, restricted share units or dividend equivalent rights, in each case duly authorized by the Board of Trustees or a properly appointed committee thereof to which the Board of Trustees has delegated the requisite power and authority, in exchange for the consideration therefor, all in accordance with, and subject to, the terms and conditions of the Plan and the awards of options, restricted shares, unrestricted shares, share appreciation rights, restricted share units or dividend equivalent rights relating to such Shares, such Shares will be duly authorized, validly issued and fully paid and non-assessable.

The foregoing opinion is limited to the substantive laws of the State of Maryland, and we do not express any opinion herein concerning any other law.  We express no opinion as to the applicability or effect of any federal or state securities laws, including the securities laws of the State of Maryland, or as to federal or state laws regarding fraudulent transfers.  To the extent that any matter as to which our opinion is expressed herein would be governed by any jurisdiction other than the State of Maryland, we do not express any opinion on such matter.

This opinion letter is issued as of the date hereof and is necessarily limited to laws now in effect and facts and circumstances presently existing and brought to our attention.  We assume no obligation to supplement this opinion letter if any applicable laws change after the date hereof, or if we become aware of any facts or circumstances that now exist or that occur or arise in the future and may change the opinions expressed herein after the date hereof.

We consent to your filing this opinion as an exhibit to the Registration Statement and further consent to the filing of this opinion as an exhibit to the applications to securities commissioners for the various states of the United States for registration of the Shares.  In giving this consent, we do not admit that we are within the category of persons whose consent is required by Section 7 of the Act.

Very truly yours, /s/ Ballard Spahr LLP